                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                    Twelve Months                           Twelve Months
                                                    Ended June 30,                        Ended December 31,
                                                   ----------------      ---------------------------------------------------
                                                   2004       2003       2003       2002        2001       2000        1999
                                                   ----------------      ---------------------------------------------------
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                    677.0      734.6      727.8      662.3       453.7      455.9       529.6

ADJUSTMENTS:
  Distributed (Undistributed) equity income            -          -        0.1       (2.5)        2.2       (5.5)       (5.8)
  Fixed charges *                                   90.7      109.5       91.6      124.4       165.9      190.5       181.7
                                                   -----      -----      -----      -----       -----      -----       -----
Earnings available                                 767.7      844.1      819.5      784.2       621.8      640.9       705.5

*FIXED CHARGES:
  Interest on long-term and short-term debt         84.9      103.5       85.8      117.9       161.4      172.0       167.5
  Portion of rentals representing interest           5.8        6.0        5.8        6.5         4.5       18.5        14.2
                                                   -----      -----      -----      -----       -----      -----       -----
Total Fixed Charges                                 90.7      109.5       91.6      124.4       165.9      190.5       181.7

RATIO OF EARNINGS TO FIXED CHARGES                  8.46       7.71       8.95       6.30        3.75       3.36        3.88
                                                   =====      =====      =====      =====       =====      =====       =====

Prior periods have been restated to reflect discontinued operations.